Exhibit 99.16:

RNS Number : 8066L

Unilever PLC

21 July 2017

Notification and public disclosure of transactions by persons discharging managerial responsibilities and persons closely associated with them

1	Details of the person discharging managerial responsibilities / person closely associated
a)	Name	Alan Jope
2	Reason for the notification
a)	Position/status	President, Personal Care (a member of the Unilever Leadership Executive ("ULE"))
b)	Initial notification /Amendment	Initial Notification
3	Details of the issuer, emission allowance market participant, auction platform, auctioneer or auction monitor
a)	Name	Unilever PLC
b)	LEI	549300MKFYEKVRWML317
4	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument Identification code	Unilever PLC American Depositary Receipts each representing 1 ordinary 3 1/9 pence share CUSIP904767704
b)	Nature of the transaction	Sale of 60,221 Unilever PLC American Depositary Receipts each representing 1 ordinary 3 1/9 pence share.
c)	Currency	USD - United States Dollar

d)	Price(s) and volume(s)	Price(s) Volume(s) $56.6686 60,221
e)	Aggregated information - Volume - Total	60,221 $3,412,639.76
f)	Date of the transaction	2017-07-20
g)	Place of the transaction	New York Stock Exchange - XNYS

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